EXHIBIT 12.1

Statement re Computation of Ratios

	Three months ended		Year ended
	March-31		Dec-31		Dec-31		Dec-31		Dec-31		Dec-31
In millions of euros	2006		2005		2004		2003		2002		2001
					restated
Interest expensed or capitalised (US GAAP, excluding amortized fees)	6.8		35.4		22.4		25.1		28.5		23.0

Amortized premiums, interest related to indebtedness	0.2		11.2		1.4		1.6		1.8		0.0
Preference security dividend
Interest within rental expense
Preference Security Dividends
Fixed Charges	7.0		46.6		23.8		26.7		30.3		23.0

Pre-tax income from continuing	52.2		31.5		(4.2)		(7.0)		43.3		32.7
Excluding variance on derivative	12.4		11.5		23.5
Excluding equity in income of investees	(2.7)		(13.0)		(10.3)		(6.5)		(6.4)		(8.8)
Fixed charges	7.0		46.6		23.8		26.7		30.3		23.0
Amortization of capitalized interest
Distributed income to investees
Share pre-tax losses
Earnings	68.9		76.6		32.8		13.2		67.2		46.9

Ratio of Earnings to Fixed Charges	9.8	x	1.6	x	1.4	x	0.5	x	2.2	x	2.0	x
(Deficit)	Excess		Excess		Excess		(13.5)		Excess		Excess